UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to

Section 13 or 15(d) of

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported): August 18, 2006

OSCIENT PHARMACEUTICALS CORPORATION

(Exact name of registrant as specified in its charter)

Massachusetts	0-10824	04-2297484
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1000 Winter Street, Suite 2200

Waltham, Massachusetts 02451

(Address of principal executive offices, including zip code)

(781) 398-2300

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01. ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

In connection with the closing of the ANTARA acquisition as described in more detail in Item 2.01 below, Oscient Pharmaceuticals Corporation (“Oscient” or the “Company”) and its wholly-owned subsidiary Guardian II Acquisition Corporation (“Guardian II”) assumed all of the rights and obligations under the development, license and supply agreement with Ethypharm, S.A. related to the development, manufacturing, marketing and sale of ANTARA in the U.S. The agreement may be terminated by either party upon, among other things, material breach of the agreement or failure to perform any covenant under the agreement. The term of the agreement expires in 2020; provided, however, such term automatically renews for two year periods unless a notice of non-renewal is received from either party. In order to maintain exclusive rights to ANTARA, Oscient must achieve certain minimum annual sales of ANTARA until February 2012 or make payments to Ethypharm to compensate for the shortfall. Ethypharm also has a right of first refusal on any divestiture of the ANTARA rights by Oscient.

Under the terms of the agreement, Ethypharm has agreed to supply all of Oscient’s anticipated commercial requirements for the ANTARA bulk drug substance. Oscient also has the option to require Ethypharm to produce bulk capsules of ANTARA.

During the term of the agreement with Ethypharm, Oscient is obligated to pay a royalty on sales of ANTARA in the U.S, including a royalty on other fenofibrate monotherapy products in formulation and dosage forms that may be substantially similar or identical to ANTARA developed by Oscient. Oscient is also obligated to make a one-time milestone payment of $400,000 to Ethypharm upon the earlier to occur of achievement of a certain sales threshold or December 31, 2006.

Additional Oscient obligations under the Ethypharm agreement include using commercially reasonable efforts to maintain a sales force of at least 150 representatives through February 2008 and funding a portion of the active pharmaceutical ingredient safety stock that Ethypharm is required to maintain.

The material terms of the other material definitive agreements entered into by Oscient and Guardian II in connection with the ANTARA acquisition and financing are set forth below in Item 2.01 of this Current Report on Form 8-K and are incorporated herein by reference.

ITEM 2.01. COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS.

On August 18, 2006 Oscient and its wholly-owned subsidiary Guardian II completed a previously announced acquisition contemplated by the asset purchase agreement (the “Asset Purchase Agreement”) with Reliant Pharmaceuticals, Inc. (“Reliant”) to acquire exclusive rights in the United States and its territories (the “Territory”) to the cardiovascular products ANTARA® 130mg and ANTARA® 43mg (fenofibrate) capsules. ANTARA is approved by the U.S. Food and Drug Administration to treat hypercholesterolemia (high blood cholesterol) and hypertriglyceridemia (high triglycerides) in combination with a healthy diet. The Company announced this transaction in a Current Report on Form 8-K on July 25, 2006.

At closing, Oscient acquired Reliant’s rights and assumed Reliant’s obligations under Reliant’s agreement with Ethypharm S.A. related to the development, manufacturing, marketing and sale of the ANTARA products in the Territory. Pursuant to the terms of the Asset Purchase Agreement, Oscient acquired the NDA and the IND covering the ANTARA products, clinical data, inventory, the ANTARA® trademark and certain related contracts and licenses covering intellectual property rights related to the ANTARA products. Oscient also assumed certain of Reliant’s liabilities related to the ANTARA products, including those under the related assigned contracts which include minimum sales obligations and obligations to make certain royalty and milestone payments on sales of the ANTARA products. Reliant retained its rights to the ANTARA products outside the Territory and its worldwide rights to develop and commercialize fenofibrate in combination with an Omega-3 compound. At closing, prior to which all conditions to closing were either satisfied or waived, Oscient paid Reliant $78 million for the rights to ANTARA in the Territory, plus approximately $4.3 million for remaining inventory.

Oscient is not required to pay Reliant a royalty on the sale of the ANTARA products; however, it is required to pay a low single digit royalty to Reliant for a specified time period on net sales of any line extensions and improvements to the ANTARA products developed by Oscient, which include all combination products of fenofibrate with another pharmaceutical ingredient. The Asset Purchase Agreement contains a non-compete provision by the terms of which Oscient agrees that neither Oscient nor any of its affiliates will at any time prior to the tenth anniversary of the closing date develop or sell any product within the Territory that is a combination of fenofibrate and an Omega-3 compound without the prior written consent of Reliant. The Asset Purchase Agreement contains certain customary representations, warranties and indemnities.

To finance the acquisition, Oscient and Guardian II entered into several financing agreements with Paul Royalty Fund Holdings II, LP, an affiliate of Paul Capital Partners (“PRF”), including the Revenue Interests Assignment Agreement, the Note Purchase Agreement and the Common Stock and Warrant Purchase Agreement, in consideration for an aggregate amount of $70 million. Oscient and Guardian II entered into the Revenue Interests Assignment Agreement (the “Revenue Agreement”), pursuant to which Oscient and Guardian II sold to PRF the right to receive specified royalties on Guardian II’s and Oscient’s net sales in the United States (and the net sales of their respective affiliates and licensees) of the ANTARA products and FACTIVE® (gemifloxacin mesylate) tablets until December 31, 2016. For purposes of the agreement with PRF, the ANTARA products include any product line improvements, line extensions and any fenofibrate combination products and FACTIVE products include any oral product line improvements, line extensions and any combination products. The royalty payable to PRF on net sales of ANTARA and FACTIVE starts each fiscal year as a high single digit royalty rate and declines to a low single digit royalty rate based on achievement of annual specified sales thresholds in each fiscal year. Once the cumulative royalty payments to PRF exceed $100 million, the royalties become nominal.

In the event of (i) a change of control of Oscient or Guardian II, (ii) a bankruptcy of Oscient or Guardian II, (iii) a transfer by Oscient or any of its subsidiaries of substantially all of either ANTARA or FACTIVE, (iv) subject to a cure period, breach of certain material covenants and representations in the Revenue Agreement and (v) in the event the sale of ANTARA is suspended due to a court issued injunction or Oscient elects to suspend sales of ANTARA, in each case as a result of a lawsuit by certain third parties (each a “Put Event”), PRF has the right to require Oscient and Guardian II to repurchase from PRF its royalty interest at a price in cash which equals the greater of (a) a specified multiple of cumulative payments made by PRF under the Revenue Agreement less the cumulative royalties previously to PRF; or (b) the amount which will provide PRF, when taken together with the royalties previously paid, a specified rate of return (the “Put/Call Price”). Upon a bankruptcy event, Oscient and Guardian II are automatically required to repurchase the PRF royalty interest at the Put/Call Price. In the event of a change of control of Oscient, Oscient and Guardian II have the right to repurchase the PRF royalty interest for an amount equal to the Put/Call Price.

During the first two fiscal years immediately following the fiscal year in which combined annual net sales of ANTARA and FACTIVE are equal to or greater than $125 million, Oscient and Guardian II have the right, but not the obligation, to reduce the royalty percentages due under the Revenue Agreement to PRF by fifty percent (50%) by paying PRF a price in cash which will provide PRF, when taken together with the royalties previously paid, a specified rate of return. During the first two fiscal years immediately following the fiscal year in which combined annual net sales of ANTARA and FACTIVE are equal to or greater than $250 million, Oscient and Guardian II have the right, but not the obligation, to repurchase the PRF royalty interest at a price in cash which will provide PRF, when taken together with the royalties previously paid, a specified rate of return. The Revenue Agreement also contains certain customary representations, warranties and indemnities.

Guardian II entered into a Note Purchase Agreement (the “Note Purchase Agreement”) with PRF pursuant to which Guardian II issued and sold a $20,000,000 aggregate principal amount of 12% senior secured note (the “Note”), due on the fourth anniversary of the closing date, subject to Guardian II’s option to extend the maturity to the sixth anniversary of the closing date, provided (i) there are no defaults under the Note at the time, and (ii) Oscient issues to PRF at the time of the exercise of such option a warrant exercisable for 2,304,147 shares of Oscient’s common stock, par value $0.10 per share (the “Common Stock”), at a price of $0.8680 per share.

Interest is payable semi-annually in arrears on the last day of each of March and September. Guardian II has the option to pay interest in cash or to have 50% of the interest paid in cash and 50% of the interest added to principal. In the event of a change of control of Oscient or on or after the second anniversary of the closing, Oscient may at its option prepay all or any part of the Note at a premium which declines over time. In the event of an event of default, with “event of default” defined as a continuing Put Event under the Revenue Agreement as described in more detail above, the outstanding principal and interest in the Note shall become immediately due and payable.

Subject to the Revenue Agreement and the Note Purchase Agreement, without the prior written consent of PRF, Oscient has agreed not to (i) amend, waive any rights under, or terminate any material license agreements, including the agreements relating to the ANTARA products and FACTIVE, (ii) enter into any new agreement or amend or fail to exercise any of its material rights under existing agreements that would adversely affect PRF’s royalty interest, and (iii) sell any material assets related to ANTARA or FACTIVE.

Pursuant to the terms of the Revenue Agreement and the Note Purchase Agreement, Guardian II and PRF entered into a Security Agreement (the “Security Agreement”) under which Guardian II granted to PRF a security interest in and to substantially all assets owned by Guardian II (including rights to the ANTARA products) in order to secure its performance under each of the Revenue Agreement, the Note Purchase Agreement and the Note. Oscient has agreed to use commercially reasonable efforts, which shall not require Oscient to make any payments, to obtain consents from certain pre-existing Oscient noteholders to permit Oscient to grant PRF a security interest in all of Oscient’s assets to secure the obligations under the Revenue Agreement and Guardian II’s obligations under the Note Purchase Agreement. In addition, to the extent the indebtedness under certain of Oscient’s pre-existing debt obligations is refinanced or replaced and such replacement or refinancing indebtedness is secured, Oscient has agreed to equally and ratably secure its obligations under the Revenue Agreement.

As part of the financing, Oscient and PRF also entered into a Common Stock and Warrant Purchase Agreement (the “Stock and Warrant Purchase Agreement”), pursuant to which, in exchange for $10 million, Oscient sold to PRF 11,111,111 shares (the “Shares”) of the Common Stock, at a price of $0.90 per share (the “Private Placement”) and issued PRF a warrant (the “Warrant”) to purchase 2,304,147 shares of Common Stock (the “Warrant Shares”) at an exercise price of $0.8680 per share. The Warrant is exercisable for seven years from the date of closing. The Warrant contains a cashless exercise option and penalties if Oscient does not deliver the applicable amount of Warrant Shares within three trading days of exercise of a Warrant by PRF. The Warrant also contains provisions providing that, at PRF’s election, Oscient must re-purchase the Warrant from PRF upon a sale of the Company in which the consideration for such sale is solely cash.

The Company has agreed pursuant to the Stock and Warrant Purchase Agreement to elect one person designated by PRF to the Board of Directors following the closing and to continue to nominate one person designated by PRF for election to the Board of Directors by the Company’s shareholders. The director designated by PRF shall resign and the Company shall no longer be required to nominate a director designated by PRF upon the later of the following events: (1) if PRF ceases to own at least five (5%) percent of the Company’s Common Stock or securities convertible into the Company’s Common Stock; (2) if the Company owes PRF less than five million dollars ($5,000,000) under the Note pursuant to the Note Purchase Agreement; (3) the cumulative payments to PRF made by Oscient and Guardian II under the terms of the Revenue Agreement first exceed 250% of the consideration paid to Oscient and Guardian II by PRF; or (4) if the amounts due by the Company pursuant to the Revenue Agreement cease to be due. If at any time PRF’s designee is not elected to the Board of Directors, PRF’s designee will have a right to participate in all meetings of the Board of Directors in a nonvoting observer capacity.

Pursuant to the Stock and Warrant Purchase Agreement, Oscient and PRF entered into a Registration Rights Agreement (the “Registration Rights Agreement”), under the terms of which PRF has rights to require the Company to file a registration statement with the Securities Exchange Commission to register the resale of the Shares and the Warrant Shares. Further, following the fourth anniversary of the date of the Registration Rights Agreement, Oscient has agreed to give PRF notice of any proposal to register any of its securities under the Securities Act, and to include, subject to certain limitations, in such registration such Shares and Warrant Shares as have been requested for inclusion by PRF.

A copy of the press release related to Oscient’s closing of this acquisition and the financing transactions is attached to this Current Report on Form 8-K as Exhibit 99.1.

ITEM 2.03 CREATION OF A DIRECT FINANCIAL OBLIGATION OR AN OBLIGATION UNDER AN OFF-BALANCE SHEET ARRANGEMENT OF A REGISTRATION.

The information set forth under Item 2.01 of this current report on Form 8-K regarding the Revenue Agreement, Note Purchase Agreement, Note and Security Agreement is hereby incorporated herein by reference.

ITEM 3.02. UNREGISTERED SALES OF EQUITY SECURITIES.

The Shares and Warrant were offered and sold in the Private Placement to PRF, an accredited investor, without registration under the Securities Act, or state securities laws, in reliance on the exemptions provided by Section 4(2) of the Securities Act and Regulation D promulgated thereunder and in reliance on similar exemptions under applicable state laws. Accordingly, the securities issued in the Private Placement have not been registered under the Securities Act of 1933, as amended, and until so registered the securities may not be offered or sold in the United States absent registration or availability of an applicable exemption from registration

Additional information regarding the Shares, the Warrant and the Private Placement is included under Item 2.01 of this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

(d) Pursuant to the terms of the Stock and Warrant Purchase Agreement described in more detail above, the Company’s Board of Directors named Gregory B. Brown, M.D. as a director of the Company. Dr. Brown is a Partner of Paul Capital Partners, which is the General Partner of PRF. Information regarding the terms pursuant to which Dr. Brown was elected is included under Item 2.01 of this Current Report on Form 8-K and is incorporated herein by reference. At the time of this filing, Dr. Brown has not been named to any committees of the Board of Directors.

ITEM 8.01. OTHER EVENTS.

In connection with the ANTARA acquisition, our business may be exposed to additional risks, including:

Our business will be dependent on the commercial success of ANTARA.

Together with FACTIVE tablets and TESTIM gel, the two other commercial products which we market and promote, ANTARA will likely account for substantially all of our product revenues for at least the next several years. The commercial success of ANTARA will depend upon its continued acceptance by regulators, physicians, patients and other key decision-makers as a safe, therapeutic and cost-effective alternative to other products used or currently being developed in the fenofibrate market. Significant effort may be necessary to educate physicians, particularly primary care physicians, regarding the benefits of ANTARA. If ANTARA does not achieve and maintain significant market acceptance, or if users of ANTARA are unable to obtain adequate coverage of and reimbursement from government and other third-party payors, we are not likely to generate significant revenues from ANTARA.

We will need to successfully integrate the ANTARA products into our sales and marketing efforts to continue to grow ANTARA sales.

ANTARA is the second product we own which is approved by the FDA. To date, we still have limited marketing and sales experience. The integration of the ANTARA products and continued development of our marketing and sales capabilities with respect to this new line of products, including the possible expansion of our sales force, will require significant expenditures, management resources and time. Failure to successfully integrate ANTARA and establish sufficient sales and marketing capabilities in a timely and regulatory compliant manner may adversely affect our ability to assume and continue to grow the ANTARA brand and related product sales.

ANTARA will face significant competition in the marketplace.

The marketing of other branded or generic versions of fenofibrate could reduce our net sales of ANTARA and adversely impact our revenues. The primary competition for ANTARA for the treatment of dyslipidemias is TRICOR 145mg, a product manufactured by Abbott Laboratories, which accounted for approximately 94% of U.S. fenofibrate sales for the twelve month period ended June 30, 2006. ANTARA also competes with TRIGLIDE, a fenofibrate marketed by Sciele Pharma, Inc., which accounted for approximately 0.86% of U.S. fenofibrate sales for the twelve month period ended June 30, 2006. Although there are currently no generics equivalent to ANTARA 130 mg, several generic versions of fenofibrate in varying strengths are also available for the treatment of dyslipidemias. In May 2005, Teva Pharmaceutical Industries, Ltd. obtained final FDA approval to market a generic version of Abbott Laboratories’ 160 mg TRICOR tablet (which is no longer marketed or sold by Abbott), which contains the same active pharmaceutical ingredient as ANTARA 130 mg capsule at a higher dose. The marketing of generic fenofibrate products could result in pressure on the price at which we are able to sell ANTARA, reduce our profit margins, reduce our net sales of ANTARA and adversely impact our revenues.

If third parties challenge the validity of the patents or proprietary rights we acquired for ANTARA or assert that we have infringed their patents or proprietary rights, we may become involved in intellectual property disputes and litigation that would be costly, time consuming, and delay or prevent the commercialization of ANTARA.

Our ability to commercialize ANTARA successfully depends on our ability to manufacture, market and sell ANTARA without infringing the proprietary rights of third parties. We are aware of United States patents that are owned by third parties that may be construed to encompass ANTARA. However, we believe that, if these patents were asserted against us, it is likely that we would not be found to infringe any valid claim of these patents or that the patents would be found to be unenforceable. Nonetheless, in order to successfully challenge the validity of any United States patent, we would need to overcome the presumption of validity or enforceability which is accorded to issued patents in the United States. If any of these patents were found to be valid and enforceable and we were found to infringe any of them, or any other patent rights of third parties, we would be required to pay damages, cease the sale of ANTARA or pay additional royalties on manufacture and sales of ANTARA. If we are unable to market or sell ANTARA, or if we are obligated to pay significant damages or additional royalties, our earnings attributable to ANTARA would be reduced and our business could be materially adversely affected. Even if we prevail, the cost to us of any patent litigation would likely be substantial, and it may absorb significant management time.

Our exclusive rights to ANTARA are licensed to us by Ethypharm and we will depend on Ethypharm and Cardinal for manufacturing of ANTARA.

Our exclusive rights to ANTARA are licensed to us by Ethypharm, S.A. (“Ethypharm”). If we breach the development, license and supply agreement with Ethypharm, it may be entitled to terminate the agreement. Further, in order to maintain our exclusive rights, we must achieve certain minimum annual sales of ANTARA until February 2012 or make payments to Ethypharm to compensate for the difference.

Currently, our only source of supply of bulk capsules of ANTARA is Ethypharm. We have an agreement with Cardinal Health PTS, LLC (“Cardinal”) to package finished ANTARA capsules. We cannot be certain that Ethypharm or Cardinal will be able to deliver sufficient quantities of product to meet the demand or that such deliveries will be made on a timely basis. If their facilities are damaged or otherwise unavailable, we could incur substantial costs and delay in the commercialization of ANTARA and our ability to generate revenue from ANTARA may be adversely affected. Each of Ethypharm and Cardinal is subject to periodic and ongoing unannounced inspections by the FDA and other federal and state agencies to ensure strict compliance with current Good Manufacturing Practices, or cGMP, and other applicable government regulations. Future inspections may find deficiencies in the facilities or processes that may delay or prevent the manufacture or sale of ANTARA.

On August 21, 2006, Oscient issued a press release announcing the closing of the transactions under the agreements described above in Item 2.01. The full text of the Oscient’s press release regarding the announcement is filed as Exhibit 99.1 to this Current Report on Form 8-K and is incorporated herein by reference.

ITEM 9.01. FINANCIAL STATEMENTS AND EXHIBITS.

(d) Exhibits

99.1    Press Release issued by Oscient Pharmaceuticals Corporation on August 21, 2006.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

OSCIENT PHARMACEUTICALS CORPORATION

By:	/s/ Steven M. Rauscher
Name:	Steven M. Rauscher
Title:	President and Chief Executive Officer

Date: August 21, 2006

EXHIBIT INDEX

Exhibit Number	Description
99.1	Press Release issued by Oscient Pharmaceuticals Corporation on August 21, 2006.